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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                         HUGHES ELECTRONICS CORPORATION
    ------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
    ------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   444418107
         ---------------------------------------------------------------
                                 (CUSIP Number)


                               DECEMBER 22, 2003
    ------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

 [X] Rule 13d-1(b)
 [ ] Rule 13d-1(c)
 [ ] Rule 13d-1(d)

                                  Page 1 of 5

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP No. 444418107
          ---------------
  ------------------------------------------------------------------------
    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

              (a)  U.S. TRUST CORPORATION ID NO. 13-2927955
              (b)  UNITED STATES TRUST COMPANY OF NEW YORK ID NO. 13-5459866
              (c)  U.S. Trust Company, N.A. #95-4311476

         U.S. Trust Corporation is a wholly-owned subsidiary of The Charles Schwab Corporation. Each entity files reports completely separate and independent from the other. Correspondingly, neither entity shares with the other either any information and/or power with respect to either the voting and/or disposition of the securities reported by each.
  ------------------------------------------------------------------------
    2.   Check the Appropriate Box if a Member of a Group*
         (a)  [ ]
         (b)  [ ]
  ------------------------------------------------------------------------
    3.   SEC Use Only

  ------------------------------------------------------------------------
    4.   Citizenship or Place of Organization

          UNITED STATES
  ------------------------------------------------------------------------
                 5.  Sole Voting Power
                      272,237,585 SHARES HELD BY GENERAL MOTORS CORPORATION
    Number           EMPLOYEE BENEFIT PLANS
    Shares       ---------------------------------------------------------
    Beneficially 6.  Shared Voting Power
    Owned by          -0-
    Each         ---------------------------------------------------------
    Reporting    7.  Sole Dispositive Power
    Person            272,237,585 SHARES HELD BY GENERAL MOTORS CORPORATION
                     EMPLOYEE BENEFIT PLANS
                 ---------------------------------------------------------
                 8.  Shared Dispositive Power
                      673,759 SHARES HELD IN MANAGED ACCOUNTS
  ------------------------------------------------------------------------
    9. Aggregate Amount Beneficially Owned by Each Reporting Person 272,911,344 SHARES, COMPRISED OF 272,237,585 SHARES HELD BY GENERAL
         MOTORS CORPORATION EMPLOYEE BENEFIT PLANS, AND 673,759 SHARES
         HELD IN MANAGED ACCOUNTS
  ------------------------------------------------------------------------
   10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
         [ ]
  ------------------------------------------------------------------------
    11.  Percent of Class Represented by Amount in Row (9)
          19.705% COMPRISED OF 19.7% HELD BY GENERAL MOTORS CORPORATION EMPLOYEE BENEFIT PLANS, AND .005% HELD IN MANAGED ACCOUNTS
  ------------------------------------------------------------------------
    12.  Type of Reporting Person (See Instructions)

         1(a)  HC
         1(b)  BK
  ------------------------------------------------------------------------

  ------------------------------------------------------------------------

  ------------------------------------------------------------------------

  ------------------------------------------------------------------------

 Item 1.

         (a) Name of Issuer
               Hughes Electronics Corporation

         (b) Address of Issuer's Principal Executive Offices

               2250 E, Imperial Highway
               El Segundo, California 90245

 Item 2.

         (a) Name of Person Filing
               U.S. TRUST CORPORATION ID NO. 13-2927955
               UNITED STATES TRUST COMPANY OF NEW YORK ID NO. 13-5459866

               U.S. Trust Corporation is a wholly-owned subsidiary of The Charles Schwab Corporation. Each entity files reports completely separate and independent from the other. Correspondingly, neither entity shares with the other either any information and/or power with respect to either the voting and/or disposition of the securities reported by each.

         (b) Address of Principal Business Office or, if none, Residence 114 W, 47th Street
               New York, New York 10036

         (c) Citizenship
               United States

         (d) Title of Class of Securities
               Common Stock

         (e) CUSIP Number
               444418107

 Item 3. If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          WITH RESPECT TO U.S. TRUST CORPORATION:

         (a) [   ] Broker or dealer registered under section 15 of the Act (15
                   U.S.C. 78o).
         (b) [   ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                   78c).
         (c) [   ] Insurance company as defined in section 3(a)(19) of the Act
                   (15 U.S.C. 78c).
         (d) [   ] Investment company registered under section 8 of the
                   Investment Company Act of 1940 (15 U.S.C 80a-8).
         (e) [   ] An investment adviser in accordance with Section
                   240.13d-1(b)(1)(ii)(E);
         (f) [   ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
         (g) [ X ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);
         (h) [   ] A savings associations as defined in section 3(b) of the
                   Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i) [   ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j) [   ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


          WITH RESPECT TO UNITED STATES TRUST COMPANY OF NEW YORK:

         (a) [   ] Broker or dealer registered under section 15 of the Act (15
                   U.S.C. 78o).
         (b) [ X ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                   78c).
         (c) [   ] Insurance company as defined in section 3(a)(19) of the Act
                   (15 U.S.C. 78c).
         (d) [   ] Investment company registered under section 8 of the
                   Investment Company Act of 1940 (15 U.S.C 80a-8).
         (e) [   ] An investment adviser in accordance with Section
                   240.13d-1(b)(1)(ii)(E);
         (f) [   ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
         (g) [   ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);
         (h) [   ] A savings associations as defined in section 3(b) of the
                   Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i) [   ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j) [   ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

 Item 4. Ownership.

 Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned:

               272,911,344 SHARES, COMPRISED OF 272,237,585 SHARES HELD BY GENERAL MOTORS CORPORATION EMPLOYEE BENEFIT PLANS, AND 673,759 SHARES HELD IN MANAGED ACCOUNTS

         (b) Percent of class:

               19.705%, COMPRISED OF 19.7% HELD BY GENERAL MOTORS CORPORATION EMPLOYEE BENEFIT PLANS, AND .005% HELD IN MANAGED ACCOUNTS

         (c) Number of shares as to which the person has:

             (i)   Sole power to vote or to direct the vote

                    272,237,585 SHARES HELD BY GENERAL MOTORS CORPORATION EMPLOYEE BENEFIT PLANS

             (ii)  Shared power to vote or to direct the vote
                                        -0-
                                       -------------------------.

             (iii) Sole power to dispose or to direct the disposition of

                    272,237,585 SHARES HELD BY GENERAL MOTORS CORPORATION EMPLOYEE BENEFIT PLANS

             (iv)  Shared power to dispose or to direct the disposition of

                    673,759 HELD IN MANAGED ACCOUNTS


 Instruction. For computations regarding securities which represent a right to acquire an underlying security see Sec. 240.13d3(d)(1).

Item 10. Certification

         (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


         (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  Date: February 17, 2004
                                  -----------------------------------
                                                Date

                                   /s/ Joseph A. Tricarico
                                  -----------------------------------
                                             Signature

                                   Joseph A. Tricarico
                                   Authorized Agent/Vice President
                                   and Trust Counsel
                                  -----------------------------------
                                             Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)